                                          NEWS RELEASE

FOR IMMEDIATE RELEASE

Berry Plastics Group, Inc. Reports Third Quarter Fiscal 2016 Results

EVANSVILLE, Ind. – August 9, 2016 – Berry Plastics Group, Inc. (NYSE:BERY) today reported results for its third fiscal 2016 quarter, referred to in the following as the June 2016 quarter.

Highlights
	Reported record net sales of $1,645 million for the June 2016 quarter compared to $1,241 million in the June 2015 quarter
	Recorded operating income of $179 million in the June 2016 quarter, an increase of 48 percent compared to the prior year quarter
	Posted Operating EBITDA of $316 million (19.2 percent of net sales) in the June 2016 quarter compared to $219 million (17.6 percent of net sales) in the prior year quarter
	Generated $206 million of cash flow from operations in the June 2016 quarter compared to $180 million in the prior year quarter
	Increased adjusted free cash flow by 8 percent to $151 million in the June 2016 quarter resulting in a total of $475 million for the four quarters ended June 2016
	Recorded net income of $96 million or $0.76 per diluted share and increased adjusted net income per diluted share by 61 percent in the quarter to $0.82
	Increased our fiscal year 2016 Operating EBITDA guidance to $1,200 million and reaffirmed our adjusted free cash flow guidance of $475 million

"The third fiscal quarter was another strong performance period for Berry during which we achieved record net sales for any quarterly period while Operating EBITDA surpassed any June ending quarter in the Company's history.  I am pleased to report that Operating EBITDA margins also increased by 160 basis points to 19.2% in the current quarter.  Additionally we generated solid adjusted free cash flow in the quarter of $151 million bringing our adjusted free cash flow for the last four quarters to $475 million," said Jon Rich, Chairman and CEO of Berry Plastics.

June 2016 Quarter Results
For the June 2016 quarter, the Company recorded net sales of $1,645 million compared to $1,241 million in the same prior year period.  The year-over-year increase was primarily attributed to net sales from the acquisition of AVINTIV, Inc. ("Avintiv") partially offset by a $31 million decline in selling prices, a decrease in base volumes and a $4 million negative impact from foreign currency changes.  Net sales by reportable segment (reflecting our previously announced new operating segment structure) are presented in the following table.

	Quarterly Period Ended (Unaudited)
Net sales (in millions of dollars)	July 2, 2016	June 27, 2015	$ Change	% Change
Consumer Packaging	$705	$731	$(26)	(4)%
Health, Hygiene, & Specialties	567	122	445	365%
Engineered Materials	373	388	(15)	(4)%
Total net sales	$1,645	$1,241	$404	33%

For the June 2016 quarter, the Company had operating income of $179 million compared to $121 million in the same prior year quarter.  The 48 percent year-over-year increase was primarily attributed to the acquisition of Avintiv and a $32 million improvement in our product mix and price/cost spread including contributions from sourcing synergies and a $4 million reduction in business integration expenses.  These positive contributions were partially offset by a $3 million increase in depreciation and amortization expense, $5 million from base volume declines, and $5 million of increased costs in manufacturing.

June 2016 Fiscal Year-to-Date (FYTD) Results
For the June 2016 FYTD, the Company recorded net sales of $4,871 million compared to $3,685 million in the same prior fiscal year.  The year-over-year increase was primarily attributed to the acquisition of Avintiv partially offset by a $237 million decline in selling prices due to the pass-through of lower resin prices and $56 million negative impact from foreign currency changes.  Net sales by reportable segment (reflecting our previously announced new operating segment structure announced November 2015) are presented in the following table.

	Three Quarterly Periods Ended (Unaudited)
Net sales (in millions of dollars)	July 2, 2016	June 27, 2015	$ Change	% Change
Consumer Packaging	$2,075	$2,163	$(88)	(4)%
Health, Hygiene, & Specialties	1,699	383	1,316	344%
Engineered Materials	1,097	1,139	(42)	(4)%
Total net sales	$4,871	$3,685	$1,186	32%

For the June 2016 FYTD, the Company had operating income of $430 million compared to $301 million in the same prior fiscal year.  The 43 percent year-over-year increase was primarily attributed to a $95 million improvement in our product mix and price/cost spread including contributions from sourcing synergies, the acquisition of Avintiv, and $9 million from net productivity improvements in manufacturing.  These positive contributions were partially offset by a $39 million increase in depreciation and amortization expense primarily related to purchase accounting adjustments associated with the Avintiv acquisition, a $9 million increase in selling, general, and administrative expenses, an $8 million increase in business integration and restructuring costs along with a $6 million negative impact from foreign currency changes.

Capital Structure and Adjusted Free Cash Flow
The ratio of net debt of $5,642 million to Adjusted EBITDA of $1,212 million for the four quarters ended July 2, 2016 was 4.7, representing a 0.4 improvement (reduction) since the close of the Avintiv acquisition nine months ago.  The Company's adjusted free cash flow for the June 2016 quarter was $151 million, an increase of 8 percent, compared to $140 million in the prior year period.

(Unaudited)	July 2, 2016	September 26, 2015
(in millions of dollars)
Term loans	$4,164	$2,388
Second priority notes	1,600	1,200
Debt discounts and deferred fees	(61)	(29)
Capital leases and other	175	126
Total debt	$5,878	$3,685
Less: cash and cash equivalents	(236)	(228)
Net debt (1)	$5,642	$3,457

(1)
Increase primarily related to the purchase of Avintiv on October 1, 2015 for approximately $2.3 billion.  Net debt is a supplemental financial measure not required by or presented in accordance with accounting measures generally accepted in the United States.

Outlook
"Given our continued strong performance in the recent quarter, we are increasing our Operating EBITDA guidance for the full 2016 fiscal year an additional $10 million to $1,200 million.  We continue to target $475 million of adjusted free cash for fiscal 2016 with the forecasted improvement in Operating EBITDA being offset primarily by incremental cash taxes and timing of interest payments.  The $475 million of projected adjusted free cash flow assumes $817 million of cash flow from operations less $285 million of capital spending and the $57 million payment under our tax receivable agreement," stated Rich.

Investor Conference Call
The Company will host a conference call today, August 9, 2016, at 10 a.m. Eastern Time to discuss its third quarter fiscal 2016 results.  The telephone number to access the conference call is (866) 244-4530 (domestic), or (703) 639-1173 (international), conference ID 1674581.  We expect the call to last approximately one hour.  Interested parties are invited to listen to a live webcast and view the accompanying slides by visiting the Company's Investor page at www.berryplastics.com.  A replay of the conference call can also be accessed on the Investor page of the website beginning August 9, 2016, at 1 p.m. Eastern Time, to August 16, 2016, by calling (888) 266-2081 (domestic), or (703) 925-2533 (international), access code 1674581.

About Berry Plastics
Berry Plastics Group, Inc. is a leading provider of value-added plastic consumer packaging and engineered materials delivering high-quality customized solutions to our customers, with pro forma net sales of $6.7 billion in fiscal 2015.  The Company's common stock is listed on the New York Stock Exchange under the ticker symbol BERY and its world headquarters is located in Evansville, Indiana.  For additional information, visit the Company's website at www.berryplastics.com.

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures such as operating EBITDA, adjusted EBITDA, adjusted net income per share and adjusted free cash flow. A reconciliation of these non-GAAP financial measures to comparable measures determined in accordance with accounting principles generally accepted in the United States of America (GAAP) is set forth at the end of this press release.

Forward Looking Statements
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered "forward looking" and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "should," "would," "could," "seeks," "approximately," "intends," "plans," "estimates," "anticipates" "outlook," or "looking forward," or similar expressions that relate to our strategy, plans or intentions.  All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements.  In addition, we, through our senior management team, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.  These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as cautionary statements, are disclosed under "Risk Factors" and elsewhere in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission, including, without limitation, in conjunction with the forward-looking statements included in this release.  All forward-looking information and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.  Some of the factors that we believe could affect our results include:  (1) risks associated with our substantial indebtedness and debt service; (2) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices on a timely basis; (3) the impact of potential changes in interest rates: (4) performance of our business and future operating results; (5) risks related to our acquisition strategy and integration of acquired businesses; (6) reliance on unpatented know-how and trade secrets; (7) increases in the cost of compliance with laws and regulations, including environmental, safety, and production and product laws and regulations; (8) risks related to disruptions in the overall economy and the financial markets may adversely impact our business; (9) catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; (10) risks of competition, including foreign competition, in our existing and future markets;(11) general business and economic conditions, particularly an economic downturn; (12) potential failure to realize the intended benefits of the acquisition of Avintiv, including the inability to realize the anticipated cost synergies in the anticipated amounts or within the contemplated timeframes or cost expectations; (13) increased exposure to international risks as a result of the acquisition of Avintiv, including foreign currency exchange rate risk and the risks of compliance with applicable export controls, sanctions, anti-corruption laws and regulations and (14) the other factors discussed in the under the heading "Risk Factors" in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.  We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you.  Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release.  We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Berry Plastics Group, Inc.
Consolidated Statements of Income
(Unaudited)
(in millions of dollars, except per share data)

	Quarterly Period Ended		Three Quarterly Periods Ended
	July 2, 2016	June 27, 2015	July 2, 2016	June 27, 2015

Net sales	$1,645	$1,241	$4,871	$3,685
Costs and expenses:
Cost of goods sold	1,296	1,003	3,885	3,037
Selling, general and administrative	129	92	421	266
Amortization of intangibles	35	22	106	70
Restructuring and impairment charges	6	3	29	11
Operating income	179	121	430	301

Debt extinguishment	4	94	4	94
Other expense (income), net	(18)	2	(21)	2
Interest expense, net	73	47	222	152
Income (loss) before income taxes	120	(22)	225	53
Income tax expense (benefit)	24	(9)	66	15
Consolidated net income (loss)	$96	$(13)	$159	$38

Net income (loss) per share:
Basic	$0.79	$(0.11)	$1.32	$0.32
Diluted	0.76	(0.11)	1.28	0.31

Outstanding weighted-average shares: (in millions)
Basic	121.1	119.5	120.5	118.9
Diluted	125.9	119.5	123.9	123.7

Berry Plastics Group, Inc.
Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)
 (in millions of dollars)

	Quarterly Period Ended		Three Quarterly Periods Ended
	July 2, 2016	June 27, 2015	July 2, 2016	June 27, 2015
Consolidated net income (loss)	$96	$(13)	$159	$38
Currency translation	(16)	2	39	(32)
Interest rate hedges	(4)	2	(20)	(18)
Provision for income taxes related to other comprehensive income items	1	—	8	6
Comprehensive income (loss)	$77	$(9)	$186	$(6)

Berry Plastics Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
 (in millions of dollars)

	July 2, 2016	September 26, 2015
Assets:
Cash and cash equivalents	$236	$228
Accounts receivable, net	725	434
Inventories	708	522
Other current assets	97	199
Property, plant, and equipment, net	2,276	1,294
Goodwill, intangible assets, and other long-term assets	3,763	2,351
Total assets	$7,805	$5,028

Liabilities and stockholders' equity (deficit):
Current liabilities, excluding debt	$1,020	$668
Current and long-term debt	5,878	3,685
Other long-term liabilities	740	728
Redeemable non-controlling interest	12	12
Stockholders' equity (deficit)	155	(65)
Total liabilities and stockholders' equity (deficit)	$7,805	$5,028

Berry Plastics Group, Inc.
   Condensed Consolidated Statements of Cash Flows
(Unaudited)
 (in millions of dollars)

	Three Quarterly Periods Ended
	July 2, 2016	June 27, 2015

Cash flows from operating activities:
Consolidated net income	$159	$38
Depreciation	284	193
Amortization of intangibles	106	70
Debt extinguishment	4	94
Other non-cash items	36	39
Other assets and liabilities	4	(4)
Working capital	(26)	(38)
Net cash from operating activities	567	392

Cash flows from investing activities:
Additions to property, plant, and equipment	(228)	(124)
Proceeds from sale of assets	4	18
Other investing activities, net	(11)	—
Acquisitions of businesses, net of cash acquired	(2,283)	—
Net cash from investing activities	(2,518)	(106)

Cash flows from financing activities:
Proceeds from long-term borrowings	2,490	702
Repayment of long-term borrowings	(390)	(940)
Proceeds from issuance of common stock	20	16
Debt financing costs	(38)	(87)
Payment of tax receivable agreement	(57)	(39)
Purchase of non-controlling interest	(66)	—
Net cash from financing activities	1,959	(348)
Effect of exchange rate changes on cash	—	(5)
Net change in cash and cash equivalents	8	(67)
Cash and cash equivalents at beginning of period	228	129
Cash and cash equivalents at end of period	$236	$62

Berry Plastics Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions of dollars)

	Quarterly Period Ended			Three Quarterly Periods Ended
	July 2, 2016	June 27, 2015		July 2, 2016	June 27, 2015
Net sales:
Consumer Packaging	$705	$731		$2,075	$2,163
Health, Hygiene, & Specialties	567	122	(1)	1,699	383
Engineered Materials	373	388		1,097	1,139
Total net sales	$1,645	$1,241	(1)	$4,871	$3,685
Operating income:
Consumer Packaging	$63	$75		$173	$168
Health, Hygiene, & Specialties	61	7		119	24
Engineered Materials	55	39		138	109
Total operating income	$179	$121		$430	$301
Depreciation and amortization:
Consumer Packaging	$65	$59		$195	$177
Health, Hygiene, & Specialties	36	8		140	26
Engineered Materials	19	20		55	60
Total depreciation and amortization	$120	$87		$390	$263
Restructuring and impairment charges:
Consumer Packaging	$2	$1		$7	$9
Health, Hygiene, & Specialties	4	—		19	—
Engineered Materials	—	2		3	2
Total restructuring and impairment charges(3)	$6	$3		$29	$11
Business optimization costs (2) :
Consumer Packaging	$3	$5		$11	$26
Health, Hygiene, & Specialties	7	—		36	2
Engineered Materials	1	3		13	7
Total business optimization costs (3)	$11	$8		$60	$35
Operating EBITDA:
Consumer Packaging	$133	$140		$386	$380
Health, Hygiene, & Specialties	108	15	(4)	314	52
Engineered Materials	75	64		209	178
Total operating EBITDA	$316	$219	(4)	$909	$610

(1)
Acquisition sales for the quarter ended June 2015 was $469 million.  Pro forma net sales within the HH&S segment, including acquisition sales for the quarter ended June 27, 2015, would be $591 million and total pro forma net sales for the quarter ended June 27, 2015 would be $1,710 million.

(2)	Includes integration expenses, non-cash charges, and other business optimization costs.
(3)	Increase from prior year period is primarily related to the Avintiv acquisition.
(4)
Acquisition Operating EBITDA for the quarter ended June 2015 was $75 million.  Operating EBITDA, including acquisitions for the HH&S segment for the quarter ended June 27, 2015, would be $90 million and total operating EBITDA for the quarter ended June 27, 2015 would be $294 million.  Acquisition operating EBITDA of $75 million includes $33 million of operating income, plus $30 million of depreciation and amortization, plus $12 million of other business optimization and restructuring costs.

Berry Plastics Group, Inc.
Reconciliation Schedules
(Unaudited)
(in millions of dollars, except per share data)

			Four Quarters
	Quarterly Period Ended		Ended
	July 2, 2016	June 27, 2015	July 2, 2016

Consolidate net income (loss)	$96	$(13)	$207
Add: debt extinguishment	4	94	4
Add: other expense (income), net	(18)	2	(22)
Add: interest expense, net	73	47	261
Add: income tax expense (benefit)	24	(9)	87
Operating income	$179	$121	$537

Add: non-cash amortization from 2006 private sale	8	8	32
Add: restructuring and impairment	6	3	31
Add: other non-cash charges	7	6	39
Add: business optimization and other expenses (1)	4	2	30
Adjusted operating income (5)	$204	$140	$669

Add: depreciation	85	57	358
Add: amortization of intangibles (2)	27	22	87
Operating EBITDA (5)	$316	$219	$1,114

Add: pro forma acquisitions (3)			70
Add: unrealized cost savings (3)			28
Adjusted EBITDA (5)			$1,212

Cash flow from operating activities	$206	$180	$812
Net additions to property, plant, and equipment	(55)	(40)	(280)
Payment of tax receivable agreement	—	—	(57)
Adjusted free cash flow (5)	$151	$140	$475

Net income (loss) per diluted share	$0.76	$(0.11)
Adjustment for dilution (weighted avg. diluted shares 124.4 million)	—	(0.01)
Debt extinguishment	0.03	0.79
Other expense (income), net	(0.14)	—
Non-cash amortization from 2006 private sale	0.06	0.07
Restructuring and impairment	0.05	0.03
Business optimization costs (1)	0.09	0.07
Income tax impact on items above (4)	(0.03)	(0.33)
Adjusted net income per diluted share (5)	$0.82	$0.51

(1) Includes integration expenses and other business optimization costs.  Other non-cash charges included in adjusted net   income per diluted share

(2) Amortization excludes non-cash amortization from the 2006 private sale of $8 million for both the July 2, 2016 and June 27, 2015 quarters and $32 million for the four quarters ended July 2, 2016.

(3) Represents Adjusted EBITDA for Avintiv for the period of July 2015 to September 2015.  Unrealized cost savings primarily represents unrealized cost savings related to the Avintiv acquisition.

(4) Income tax effects on adjusted net income were calculated using 30% and 32% for the June 2016 and 2015 quarters, respectively.  The rates used for each quarter represents the Company's expected effective tax rate for each full fiscal year.

(5) Supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States ("GAAP").  These non-GAAP financial measures should not be considered as alternatives to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP. Adjusted EBITDA is used by our lenders for debt covenant compliance purposes. Our projected Adjusted Free Cash flow for fiscal 2016 assumes $817 million of cash flow from operations less $285 million of net additions to property, plant, and equipment and $57 million of payments under our tax receivable agreement.

We believe Adjusted Free Cash Flow is useful to an investor in evaluating our liquidity because Adjusted Free Cash Flow and similar measures are widely used by investors, securities analysts and other interested parties in our industry to measure a company's liquidity without regard to revenue and expense recognition, which can vary depending upon accounting methods.
These non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures

Investor Contact:
Dustin Stilwell
812.306.2964
ir@berryplastics.com

Media Contact:
Eva Schmitz
812.306.2424
evaschmitz@berryplastics.com

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